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                               JARDEN CORPORATION
                        OFFER TO EXCHANGE ALL OUTSTANDING
                    9-3/4% SENIOR SUBORDINATED NOTES DUE 2012
           WHICH HAVE BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933
                                       FOR
                   9-3/4 % SENIOR SUBORDINATED NOTES DUE 2012
           WHICH HAVE BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933
                   PURSUANT TO THE PROSPECTUS DATED [ ], 2003


To Our Clients:

         We are enclosing herewith a Prospectus dated [ ], 2003 (the "Prospectus"), of Jarden Corporation (the "Company") and a Letter of Transmittal (which together constitute the "Exchange Offer") relating to the offer by the Company to exchange up to $30,000,000 aggregate principal amount of the Company's 9-3/4% Senior Subordinated Notes due 2012 to be issued by the Company pursuant to an Indenture, dated as of April 24, 2002, as amended, among the Company, the guarantors named therein and The Bank of New York, pursuant to an offering registered under the Securities Act of 1933, as amended (the "Securities Act"), for an equal principal amount of the Company's issued and outstanding 9-3/4% Senior Subordinated Notes due 2012 issued by the Company pursuant to an Indenture, dated as of January 29, 2003, as amended, among the Company, the guarantors named therein and The Bank of New York, and registered under the Securities Act (the "Old Notes"). The offering by the Company shall be made in accordance with the terms and subject to the conditions set forth in the Exchange Offer. Capitalized terms used but not defined herein have the meaning given to such terms in the Prospectus.

         PLEASE NOTE THAT THE OFFER WILL EXPIRE AT 5:00 P.M., NEW YORK CITY
TIME, ON [         ], 2003, UNLESS EXTENDED

         The Exchange Offer is not conditioned upon any minimum number of Old Notes being tendered.

         We are the participants in the book-entry transfer facility for Old Notes held by us for your account. A tender of such Old Notes can be made only by us as the participant in the book-entry transfer facility and pursuant to your instructions. The Letter of Transmittal is furnished to you for your information only and cannot be used by you to tender Old Notes held by us for your account.

         We request instructions as to whether you wish to tender any or all of the Old Notes held by us for your account (you may tender less than all of such Old Notes and/or tender less than the full principal amount of any given New Note, provided that the amount tendered is in integral multiples of $1,000) pursuant to the terms and conditions of the Exchange Offer. We also request that you confirm that we may on your behalf make the representations contained in the Letter of Transmittal that are to be made with respect to you as beneficial owner.


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         Pursuant to the Letter of Transmittal, each holder (a "Holder") of Old
Notes will represent to the Company that (i) it is not an affiliate (as defined in Rule 405 under the Securities Act) of the Company; (ii) it is not a broker-dealer tendering Old Notes acquired for its own account directly from the Company; (iii) any New Notes to be received by it will be acquired in the ordinary course of its business; and (iv) it is not engaged in, and does not intend to engage in, a distribution of such New Notes and has no arrangement or understanding to participate in a distribution of New Notes. If a Holder of Old Notes is engaged in or intends to engage in a distribution of New Notes or has any arrangement or understanding with respect to the distribution of New Notes to be acquired pursuant to the Exchange Offer, such Holder may not rely on the applicable interpretations of the staff of the SEC and must comply with the registration and prospectus delivery requirements of the Securities Act in connection with any secondary resale transaction.


                                          Very truly yours,